Exhibit 99.3

ACE*COMM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George T. Jimenez and Loretta L. Rivers, or either of them, the proxy or proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ACE*COMM Corporation held of record by the undersigned at the close of business on November 3, 2003 at the Special Meeting of Stockholders of the Company to be held on Friday, December 5, 2003 at 11:00 am, Eastern Time and at any adjournment or adjournments thereof, upon the matters set forth herein.

If properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder, or to the extent directions are not given, such shares will be voted for each proposal.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		FOR	AGAINST	ABSTAIN

1.	To consider and vote upon a proposal to approve the issuance of shares of ACE*COMM common stock in the transaction that will cause i3 Mobile, Inc. to become a wholly-owned subsidiary of ACE*COMM.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	If necessary, to adjourn the Special Meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum.	☐	☐	☐

3.	To transact other such business as may properly come before the ACE*COMM Special Meeting or any postponement or adjournment thereof.

Signature(s)	Signature	Date	, 2003

NOTE: please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE